W. R. Berkley Corporation     1

Consolidated Financial Summary
(Amounts in thousands, except per share data)

	First Quarter
	2013	2012
Revenues:
Net premiums written	$1,376,966	$1,203,526
Change in unearned premiums	(144,847)	(103,875)
Net premiums earned	1,232,119	1,099,651
Investment income	135,929	157,619
Insurance service fees	26,736	23,877
Net investment gains	19,969	43,477
Change in investment valuation allowance, net of other than temporary impairments	—	4,014
Revenues from wholly-owned investees	91,735	49,675
Other income	281	392
Total revenues	1,506,769	1,378,705
Expenses:
Losses and loss expenses	744,679	679,472
Other operating costs and expenses	481,604	431,779
Expenses from wholly-owned investees	89,152	51,330
Interest expense	31,111	28,821
Total expenses	1,346,546	1,191,402
Income before income taxes	160,223	187,303
Income tax expense	(43,625)	(52,071)
Net income before noncontrolling interests	116,598	135,232
Noncontrolling interests	17	86
Net income to common stockholders	$116,615	$135,318

Net income per share:
Basic	$0.86	$0.98
Diluted	$0.83	$0.94

Average shares outstanding:
Basic	136,025	137,814
Diluted	141,223	143,411

W. R. Berkley Corporation     2

Business Segment Operating Results
(Amounts in thousands, except ratios) (1) (2)

	First Quarter
	2013	2012
Insurance-Domestic:
Gross premiums written	$1,179,722	$1,038,434
Net premiums written	986,180	882,943
Premiums earned	884,378	810,069
Pre-tax income	141,350	147,735
Loss ratio	62.4%	62.9%
Expense ratio	33.1%	33.2%
GAAP combined ratio	95.5%	96.1%

Insurance-International:
Gross premiums written	$251,575	$200,504
Net premiums written	205,135	167,994
Premiums earned	171,119	143,885
Pre-tax income	22,382	15,699
Loss ratio	55.8%	57.3%
Expense ratio	38.0%	40.3%
GAAP combined ratio	93.8%	97.6%

Reinsurance-Global:
Gross premiums written	$200,324	$162,588
Net premiums written	185,651	152,589
Premiums earned	176,622	145,697
Pre-tax income	37,941	31,638
Loss ratio	55.0%	60.2%
Expense ratio	36.3%	37.6%
GAAP combined ratio	91.3%	97.8%

Corporate and Eliminations:
Net realized investment gains	$19,969	$47,791
Interest expense	(31,111)	(28,821)
Other revenues and expenses	(30,308)	(26,439)
Pre-tax loss	(41,450)	(7,769)

Consolidated:
Gross premiums written	$1,631,621	$1,401,526
Net premiums written	1,376,966	1,203,526
Premiums earned	1,232,119	1,099,651
Pre-tax income	160,223	187,303
Loss ratio	60.4%	61.8%
Expense ratio	34.3%	34.7%
GAAP combined ratio	94.7%	96.5%

(1) Commencing with the first quarter of 2013, the Company will report its results in three segments – Insurance-Domestic (formerly, Specialty, Regional and Alternative Markets), Insurance-International and Reinsurance-Global. Reclassifications have been made to the Company’s 2012 financial information to conform with this presentation.

(2) Loss ratio is losses and loss expenses incurred expressed as a percentage of premiums earned. Expense ratio is underwriting expenses expressed as a percentage of premiums earned. GAAP combined ratio is the sum of the loss ratio and the expense ratio.

W. R. Berkley Corporation     3

Supplemental Information
(Amounts in thousands, except ratios)

	First Quarter
	2013	2012
Insurance-Domestic net premiums written by line:
Workers' compensation	$298,177	$244,441
Other liability	323,556	292,059
Short-tail lines (1)	179,799	169,129
Commercial automobile	123,586	120,811
Professional liability	61,062	56,503
Total	$986,180	$882,943

Losses from catastrophes:
Insurance-Domestic	$3,660	$4,378
Insurance-International	233	—
Reinsurance-Global	1,120	28
Total	$5,013	$4,406

Investment income:
Core portfolio (2)	$121,212	$123,515
Investment funds	10,934	27,623
Arbitrage trading account	3,783	6,481
Total	$135,929	$157,619

Other operating costs and expenses:
Underwriting expenses	$422,213	$382,023
Service expenses	22,305	19,592
Net foreign currency losses (gains)	1,947	(1,434)
Other costs and expenses	35,139	31,598
Total	$481,604	$431,779

Cash flow from operations	$75,070	$73,762

Reconciliation of operating income to net income:
Operating income (3)	$103,635	$104,236
After-tax investment gains	12,980	31,082
Net income	$116,615	$135,318

(1) Short-tail lines includes commercial multi-peril (non-liability), inland and ocean marine, accident and health, fidelity and surety, boiler and machinery and other lines.

(2) Core portfolio includes fixed maturity securities, equity securities, cash and cash equivalents, real estate and loans receivable.

(3) Operating income is a non-GAAP financial measure defined by the Company as net income excluding after-tax net realized investment gains (losses). Management believes that excluding net realized investment gains (losses), which are often discretionary and frequently relate to economic factors, provides a useful indicator of trends in the Company’s underlying operations.

W. R. Berkley Corporation     4

Selected Balance Sheet Information
(Amounts in thousands, except per share data)

	March 31, 2013	December 31, 2012

Net invested assets (1)	$15,438,868	$15,681,803
Total assets	20,120,634	20,155,896
Reserves for losses and loss expenses	9,809,843	9,751,086
Senior notes and other debt	1,693,279	1,871,535
Junior subordinated debentures	243,258	243,206
Common stockholders’ equity (2)	4,378,541	4,306,217
Common stock outstanding	136,028	136,018
Book value per share (3)	32.19	31.66
Tangible book value per share (3)	31.18	30.95

(1)
Net invested assets include investments, cash and cash equivalents, trading accounts receivable from brokers and clearing organizations, trading account securities sold but not yet purchased and unsettled purchases, net of related liabilities.

(2)
After-tax unrealized investment gains were $525 million and $518 million as of March 31, 2013 and December 31, 2012, respectively. Unrealized currency translation losses were $83 million and $37 million as of March 31, 2013 and December 31, 2012, respectively.

(3)
Book value per share is total common stockholders’ equity divided by the number of common shares outstanding. Tangible book value per share is total common stockholders’ equity excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding.